January 2, 2014

Kelly Rosser
9102 Glenfair Court
Spring, Texas 77379

RE: Employment Offer

Dear Kelly:

We are pleased to extend this letter as confirmation of your offer of employment with Par Petroleum (PAR) as Corporate Controller. This position will report directly to Christopher Micklas the CFO and is full time exempt.

Following is an outline of the terms and general conditions of your employment with PAR:

1. Commencement Date: February 17, 2014

2. Salary: You will be paid an annual base salary of $220,000 in accordance with PAR’s standard payroll practice. Your compensation will be reviewed annually in accordance with current company policy.

3. Other Compensation:

a.
Annual Incentive Bonus: You will participate in an annual incentive plan and may be eligible for bonuses each year depending upon the profitability of the Company and your performance against metrics that will be defined each year. Your target bonus will be 25% of your annual base pay with a maximum of 50%.

b.
Annual Restricted Stock Incentive: You will be eligible to participate in an annual stock based incentive plan that will be awarded at the end of each year subject to meeting personal performance goals that will be negotiated for each annual period. The value at risk will be determined annually with your first annual at-risk target value being $100,000. Shares awarded will vest over a 3 year period.

c.
Acceptance of Employment Incentive: You will be granted a value of $50,000 in restricted PAR stock as of the commencement of your employment. The actual number of shares granted will be determined by using a price determined by a 60 day VWAP (Volume Weighted Average Price) consistent with current PAR equity plans. The restricted stock will vest over a 5 year period.

In any case, restricted stock grants will include key terms such as:

i.	A vesting schedule under which shares will vest in accordance with an established schedule on the anniversary of award.

ii.	Vesting shall occur immediately upon:

•	Death of grantee

•	Retirement of grantee

•	Termination of grantee’s employment without cause

•	Occurrence of change of control

4. Vacation and Holidays: You will be eligible for four weeks paid vacation and nine holidays per calendar year in accordance with current company policies.

5. Benefits: You will be eligible to participate in PAR/Texadian sponsored benefit program beginning the first of the month after completion of 30 days service.

In making this offer, PAR understands that you are not under any obligation to any former employer, person, firm or corporation that would prevent, limit or impair in any way the performance by you of the duties as an employee of PAR.

This offer is subject to completion of a background investigation and the passing of alcohol and drug screening tests. We will schedule these as soon as possible after receiving your signed offer. This offer is also contingent upon compliance with the Immigration Reform and Control Act of 1986. The act requires you to establish your identity and employment eligibility. Therefore, on or before your first day of employment you will be required to fill out an Employment Verification Form, also referred to as an I-9, and present any of the documents required. Attached you will find a listing of the eligible documentation. Sometimes these documents can take time to obtain, so please start now to obtain them.

We are delighted to have you join the PAR team and look forward to a long and mutually beneficial relationship. Should you have any questions, please do not hesitate to contact me directly.

To acknowledge your acceptance of the foregoing, please sign in the space below and return a copy to me.

Sincerely,

/s/ Christopher Micklas

Christopher Micklas
CFO

Agreed:

_/s/ Kelly Rosser____________                    January 2, 2014___________
Kelly Rosser                                Date